Exhibit 99.1

Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE
Investor Relations Contact:	Media Contact:
John J. Walker	Pamela Blum
SVP & Chief Financial Officer	Director of Corporate Communications
212-658-5804	212-658-5884
john.walker@bowne.com	pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS FIRST QUARTER 2009 RESULTS
Improved Operating Margins and Segment Profit
Announces 8% Reduction in Work Force and $20 Million in Annual Cost Savings
NEW YORK, May 11, 2009- Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced first quarter operating results. The Company also announced today that it has implemented additional initiatives to achieve approximately $20 million in annualized cost savings through a further reduction in its work force representing 8% of total headcount. The benefits of these initiatives will be realized in 2009 and beyond.
Revenue was $169.1 million in the first quarter of 2009 compared to $208.8 million in 2008, a decline of $39.7 million, or 19.0%.  Operating loss was ($2.4) million in the first quarter of 2009 compared to operating income of $2.9 million last year.  Loss from continuing operations was ($1.9) million or ($0.07) per diluted share, compared to income of $1.3 million, or $0.05 per diluted share in the first quarter of 2008. Net loss was ($2.0) million compared to income of $0.7 million for the same period last year.  Total diluted loss per share, including discontinued operations, was ($0.07) per share in the 2009 first quarter compared to diluted earnings of $0.03 per share for the comparable period in the prior year.
In the first quarter of 2009, the Company generated gross profit of $59.0 million, with a 34.9% gross margin contribution, compared to $70.6 million and a 33.8% gross margin contribution in the prior year period. Segment profit was $12.9 million in the first quarter of 2009 compared to $12.6 million in the first quarter of 2008.  Segment profit margin in the first quarter of 2009 was 7.7%, compared to 6.1% in the first quarter of 2008. The increase in operating margins in 2009 is a direct result of the Company’s cost savings measures, which have resulted in a more efficient operating model.
Pro forma income from continuing operations totaled $2.1 million in the first quarter of 2009 compared to $3.0 million in the first quarter last year, resulting in diluted earnings per share of $0.08 in the first quarter of 2009 compared to $0.11 last year. (See page 8, Pro Forma Supplemental Income Information for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations.)
“We are very pleased with our improvements in operating margins and segment profit,” said David J. Shea, Chairman and Chief Executive Officer.  “Our efforts to reduce costs and improve the efficiency and flexibility of our operations are having a positive impact on operating results despite the continued recessionary environment.”
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Additional comments on the operating results in the first quarter of 2009 are provided below.
Revenue:
Capital markets services revenue was $25.6 million in the first quarter, which is $24.7 million, or 49%, lower than the comparable 2008 period, and represents the lowest quarterly level since the mid-1990s. This decrease is directly related to the overall decline in IPO and M&A activity. There were only two priced IPOs during the first quarter of 2009 compared to 26 in the same period last year, and M&A activity declined 22% as compared to the first quarter of 2008. Included in the capital market services revenue is VDR revenue, which was $2.9 million in the first quarter of 2009 compared to $3.0 million last year.
Shareholder reporting services revenue, which includes compliance reporting, investment management services and translations services revenue, decreased 11%, or $11.3 million, to $94.2 million during the quarter ended March 31, 2009, compared to $105.5 million in the comparable quarter of 2008.  Compliance reporting revenue decreased by approximately $8.1 million as overall 10-K filings in the industry declined by 16%, or 1,400 fewer filings, while our compliance market share improved slightly. Investment management services revenue decreased by $2.6 million, primarily the result of pricing pressure, non-recurring work completed in 2008, and the timing of certain jobs in 2009 compared to 2008.
Marketing communications services revenue decreased $1.7 million, or 4%, to $41.8 million during the first quarter of 2009, compared to $43.5 million in the same period last year.  The decline is primarily due to the loss of certain accounts during 2008 in connection with the transition of acquired businesses, and lower activity levels and volumes from existing clients as companies reduced their marketing spending in the current economic downturn. This decline is partially offset by the addition of revenue from the acquisition of the Rapid Solutions Group digital business, which was acquired in April 2008.
Segment Profit:  Segment profit increased by $0.3 million or 2.4% despite the significant decrease in revenue during the quarter, and segment profit margin improved to 7.7% from 6.1% in the prior year’s first quarter. This improvement in segment profit and margin is the direct result of the Company’s cost reduction initiatives that resulted in a more efficient operating model. Also contributing to this improvement are the results from the Company’s recent acquisitions, as the Company realizes the benefit of the integration and consolidation of the acquired businesses into Bowne’s existing operations.
Cost Reduction Initiatives:  Bowne continues to be proactive in reducing its fixed costs and consolidating operations, which have positioned the Company to respond to changing economic conditions and to compete more effectively.
During the first quarter of 2009, the Company reduced its work force, which resulted in annualized cost reductions of $13 million. Last week, the Company implemented a further reduction in its work force of approximately 250 positions, which resulted in additional annualized cost reductions estimated at $20 million. These work force reductions included a broad range of enterprise-wide functions and are a continuation of the cost savings initiatives implemented during the past few years.
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Balance Sheet and Cash Flow:  During the quarter ended March 31, 2009, cash and marketable securities decreased $1.1 million from December 31, 2008.  Net cash used in operating activities was $20.6 million for the quarter ended March 31, 2009, compared to $33.5 million for the quarter ended March 31, 2008.
Average days sales outstanding was 72 days for the quarter ended March 31, 2009 compared to 67 days for the quarter ended March 31, 2008.  Work-in-process inventory was $25.9 million at March 31, 2009 compared to $28.2 million at March 31, 2008.
As previously announced, on March 31, 2009, the Company amended its $150.0 million credit facility and extended its maturity to May 2011. The amended facility was restructured as an asset-based loan consisting of term loans of $27.0 million and a revolving credit facility of $123.0 million. The amended facility provides the Company with flexibility to manage through the current recessionary environment and positions it to capture revenue opportunities quickly when the markets return.
As of March 31, 2009 the Company had $79.4 million outstanding under its $123 million revolving credit facility, $27.0 million of term loans outstanding, and $8.3 million outstanding under the Company’s Convertible Subordinated Debentures. The Company was in compliance with its debt covenants as of March 31, 2009, and expects to remain in compliance throughout the remainder of 2009.
Business Outlook: Given the volatility in the capital markets and the nature of its business, the Company is not adjusting its annual guidance at this time. This is consistent with the Company’s policy of not adjusting annual guidance unless it believes the actual results will be materially outside the range provided. The Company expects overall operating performance will be in the range of the full-year guidance previously provided in March.
Forward-Looking Statements:  The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.
Bowne & Co., Inc. will hold its earnings conference call to review its 2009 first quarter results on Tuesday, May 12, 2009, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-0778 (domestic) or (201) 689-8565 (international), conference ID # 322246.
About Bowne & Co., Inc.

Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 2,800 employees in 55 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(unaudited)

	For the Quarters Ended March 31,
(in thousands, except per share information)	2009	2008
Revenue	$169,105	$208,767
Expenses:
Cost of revenue	(110,070)	(138,163)
Selling and administrative	(46,085)	(57,962)
Depreciation	(7,401)	(6,630)
Amortization	(1,367)	(588)
Restructuring, integration and asset impairment charges[1]	(6,585)	(2,555)

	(171,508)	(205,898)

Operating (loss) income	(2,403)	2,869
Interest expense	(867)	(2,283)
Other income, net	743	766

(Loss) income from continuing operations before income taxes	(2,527)	1,352
Income tax benefit (expense)	659	(64)

(Loss) income from continuing operations	(1,868)	1,288
Net loss from discontinued operations	(92)	(578)

Net (loss) income	$(1,960)	$710

(Loss) earnings per share from continuing operations:
Basic	$(0.07)	$0.05
Diluted	$(0.07)	$0.05
Loss per share from discontinued operations:
Basic	$(0.00)	$(0.02)
Diluted	$(0.00)	$(0.02)
Total (loss) earnings per share:
Basic	$(0.07)	$0.03
Diluted	$(0.07)	$0.03
Weighted-average shares outstanding:
Basic	27,853	27,051
Diluted	27,853	27,820

Dividends per share[2]	$0.055	$0.055

[1]	2009 includes approximately $5.5 million in costs related to workforce reductions and facility consolidations, and approximately $1.1 million related to the integration of acquired businesses. 2008 includes $1.1 million in costs related to the integration of the acquisitions of Alliance Data MB (November 2007) and GCom[2] Solutions (February 2008).

[2]	Dividends for the quarter ended March 31, 2009 were paid in shares of Bowne Common Stock. Dividends for the quarter ended March 31, 2008 were paid in cash.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Mar. 31,	Dec. 31,
	2009	2008
(in thousands)	(unaudited)
Assets
Cash and cash equivalents	$10,409	$11,524
Marketable securities	183	193
Accounts receivable, net	143,647	116,773
Inventories	35,721	27,973
Prepaid expenses and other current assets	40,925	45,990

Total current assets	230,885	202,453

Property, plant and equipment, net	125,384	130,149
Goodwill and other intangibles, net	90,955	92,195
Other assets	63,423	55,952

Total assets	$510,647	$480,749

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$12,157	$842
Accounts payable and accrued liabilities	114,140	109,042

Total current liabilities	126,297	109,884

Long-term debt	103,798	88,352
Deferred employee compensation	76,452	75,868
Deferred rent and other	19,598	20,062
Stockholders’ equity	184,502	186,583

Total liabilities and stockholders’ equity	$510,647	$480,749

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Quarters Ended March 31,
(in thousands)	2009	2008
Cash flows from operating activities:
Net (loss) income	$(1,960)	$710
Net loss from discontinued operations	92	578
Depreciation and amortization	8,768	7,218
Changes in other assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(27,384)	(40,764)

Net cash used in operating activities of discontinued operations	(157)	(1,204)

Net cash used in operating activities	(20,641)	(33,462)

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,798)	(3,942)
Purchase of marketable securities	—	(5,000)
Proceeds from the sale of marketable securities and other	35	31,628
Acquisition of businesses, net of cash acquired	(195)	(47,134)

Net cash used in investing activities	(2,958)	(24,448)

Cash flows from financing activities:
Payments of borrowings under revolving credit facility and capital lease obligations	(5,209)	(277)
Proceeds from borrowings under revolving credit facility, net of debt issuance costs	27,976	21,000
Proceeds from stock options exercised	—	10
Payment of cash dividends	—	(1,447)
Other	—	210

Net cash provided by financing activities	22,767	19,496

Effects of exchange rates on cash flows and cash equivalents	(283)	(2,961)

Net decrease in cash and cash equivalents	(1,115)	(41,375)
Cash and Cash Equivalents, beginning of period	11,524	64,941

Cash and cash equivalents, end of period	$10,409	$23,566

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)
Management uses segment profit to evaluate Company performance. Segment profit is defined as gross profit (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Segment profit is measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industry. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan.

	For The Quarters Ended March 31,
(in thousands)	2009	2008
Capital markets services revenue:
Transactional	$22,681	$47,270
Virtual data room	2,890	3,044

Total capital markets services revenue	25,571	50,314
Shareholder reporting services revenue:
Compliance reporting	45,348	53,448
Investment management	45,498	48,066
Translation services	3,387	4,033

Total shareholder reporting services revenue	94,233	105,547
Marketing & communications services revenue	41,769	43,480
Commercial printing and other revenue	7,532	9,426

Total revenue	169,105	208,767
Cost of revenue	(110,070)	(138,163)

Gross profit	59,035	70,604
Selling and administrative expenses	(46,085)	(57,962)

Segment profit	$12,950	$12,642

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges and tax benefits associated with tax refunds. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Quarters Ended March 31,
(in thousands, except per share information)	2009	2008
Net (loss) income from continuing operations	$(1,868)	$1,288
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	3,959	1,740

Income from continuing operations, pro forma	$2,091	$3,028

(Loss) earnings per share from continuing operations:
Basic	$(0.07)	$0.05
Diluted	$(0.07)	$0.05
Earnings per share from continuing operations—pro forma:
Basic	$0.08	$0.11
Diluted	$0.08	$0.11
Weighted-average shares outstanding:
Basic	27,853	27,051
Diluted	27,853	27,820

1	In 2009, restructuring, integration and asset impairment charges of $6.6 million is net of tax benefit of $2.6 million. In 2008, the restructuring, integration and asset impairment charges of $2.6 million is net of tax benefit of $0.9 million.
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